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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Genesis HealthCare Corporation:


We consent to the use of our report dated June 24, 2004, with respect to the statements of net assets available for benefits of the Genesis HealthCare Corporation 401(K) Plan for Collective Bargaining Unit Employees (F/K/A Genesis Health Ventures, Inc. 401(K) Plan for Collective Bargaining Unit Employees) (the
Plan) as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Plan.

                                  /s/ KPMG LLP

Philadelphia, Pennsylvania
June 28, 2004